Exhibit 1.3

EXTRACT FROM THE MINUTES OF THE ANNUAL GENERAL MEETING OF THE

SHAREHOLDERS OF TUANCHE LIMITED ON NOVEMBER 17, 2021

Proposal II: Amendment of Article 78 of Company Articles

Mr. Wen explained the proposal to pass the following resolution as an ordinary resolution to amend Article 78 of the Seventh Amended and Restated Articles of Association of the Company (the "Articles") to read "Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall have one vote for each Class A Ordinary Share and 15 votes for each Class B Ordinary Share of which he is the holder:

> "**FURTHER RESOLVED**, as a special resolution:
>
> **THAT** the amendment of Article 78 of the Articles to read "Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall have one vote for each Class A Ordinary Share and 15 votes for each Class B Ordinary Share of which he is the holder" be, and hereby is, approved.

Certify A True Copy By
CIA Asia Corporate Services Limited

/s/ Grace Gu

For and on behalf of
CIA Asia Corporate Services Limited
Date: 2022.3.31